UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 16, 2013

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors.

On October 16, 2013, the Board of Directors (the “Board”) of Amgen Inc. (the “Company”) appointed Greg C. Garland as a director of the Company, effective immediately. Mr. Garland is the Chairman, President and Chief Executive Officer of Phillips 66, an energy manufacturing and logistics company with midstream, chemical, refining and marketing and specialties businesses created through the repositioning of ConocoPhillips, having held this position since April 2012. Mr. Garland serves on the Executive Committee of Phillips 66. Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to April 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is member of the Engineering Advisory Board for Texas A&M University.

Mr. Garland will serve as a member of the Audit Committee and the Governance and Nominating Committee of the Board.

There are no transactions between Mr. Garland (or any member of his immediate family) and the Company (or any of its subsidiaries) and there is no arrangement or understanding between Mr. Garland and any other persons or entities pursuant to which Mr. Garland was appointed as a director of the Company.

Upon his appointment to the Board, Mr. Garland became entitled to receive a pro-rated portion of the annual retainer of $100,000 through December 31, 2013 and will receive $2,000 for each committee meeting he attends in person ($1,000 for telephonic attendance). In accordance with the Company’s policy, Mr. Garland will also be entitled to reimbursement of his expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management. Further, under the provisions of the Company’s 2009 Director Equity Incentive Program, as Amended and Restated December 13, 2012, effective January 1, 2013, and the Amgen Inc. 2009 Amended and Restated Equity Incentive Plan, non-employee directors receive an annual grant of restricted stock units with a grant date fair value of $200,000 (rounded down to the nearest whole number of shares of stock), measured by the closing market price of a share of Common Stock on the date of grant. Mr. Garland will receive a pro-rated portion of the annual grant of restricted stock units on the date which is two business days after the release of the Company’s quarterly earnings for the third fiscal quarter of 2013. Pursuant to such director equity program, such restricted stock units vest immediately as of the date of grant.

The full text of the press release announcing Mr. Garland’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On October 16, 2013, the Board approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”), which became effective upon its adoption by the Board on October 16, 2013. The amendment to the Bylaws added a new Article XV to select the Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) derivative actions brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the Bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Document Description

3.1	First Amendment to the Amended and Restated Bylaws of Amgen Inc.

99.1	Press release dated October 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: October 16, 2013	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	First Amendment to the Amended and Restated Bylaws of Amgen Inc.

99.1	Press Release dated October 16, 2013

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